Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-258945) on Form N-2 of our report dated February 23, 2022, with respect to the consolidated financial statements of Owl Rock Capital Corporation and the effectiveness of internal control over financial reporting and our report dated February 23, 2022 on the senior securities table.

/s/ KPMG LLP

New York, New York

February 23, 2022